UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PLANVISTA CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLANVISTA CORPORATION

4010 Boy Scout Boulevard, Suite 200

Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2003

To the Stockholders of

PLANVISTA CORPORATION

The Company is pleased to invite you to the Annual Meeting of Stockholders of PlanVista Corporation, a Delaware corporation (the “Company”), which will be held at the Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607 on Thursday, May 22, 2003, at 9:00 a.m. local time, for the following purposes:

(i)	to elect four (4) directors, each to serve until the next annual election of directors and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal;

(ii)	to consider approval of the PlanVista Corporation 2003 Stock Option Plan; and

(iii)	to consider and act upon such other matters as may properly be brought before the meeting or any adjournment(s) thereof.

The close of business on March 24, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. Only stockholders of record at such time will be so entitled to vote.

Your attention is called to the accompanying Proxy Card and Proxy Statement.

The Directors and Officers of the Company invite you to attend the meeting.

By Order of the Board of Directors,

/s/ PHILLIP S. DINGLE
PHILLIP S. DINGLE Chairman and Chief Executive Officer

Tampa, Florida

April 16, 2003

Stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the meeting but wish your shares to be voted upon the matters to come before it, please fill in, date, and sign the accompanying Proxy Card, and return it promptly in the envelope enclosed for your convenience. No postage is necessary if mailed in the United States.

PLANVISTA CORPORATION

4010 Boy Scout Boulevard, Suite 200

Tampa, Florida 33607

(813) 353-2300

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2003

PROXY STATEMENT

SOLICITATION

This Proxy Statement is provided in connection with the solicitation by the Board of Directors of PlanVista Corporation (the “Company”), of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Marriott Westshore, 1001 North Westshore Boulevard, Tampa, Florida 33607, on Thursday, May 22, 2003 at 9:00 a.m. local time, and at any and all adjournments of the Annual Meeting. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at or before the Annual Meeting, by duly executing a subsequent proxy relating to the same number of shares, or by attending the Annual Meeting and voting in person. Directors, officers, and regular employees of the Company may, without additional compensation, solicit proxies in person or by telephone, personal interview, mail, or telegraph. The Company also has made arrangements with brokerage houses, as well as other custodians, nominees, and fiduciaries that are record holders of the Company’s Common Stock, to forward proxy soliciting material to the beneficial owners of shares of the Company’s Common Stock. The Company will reimburse such record holders for their reasonable expenses incurred in such activities. The cost of solicitation of proxies will be borne by the Company.

The Company expects that this Proxy Statement and accompanying notice and proxy card will be mailed to the stockholders of the Company on or about April 16, 2003.

VOTING SECURITIES

The Company has two classes of voting securities outstanding, its Common Stock, $.01 par value per share (the “Common Stock”), of which 16,790,257 shares were outstanding as of the record date, March 24, 2003, and its Series C Convertible Preferred Stock, $.01 par value per share (the “Series C Stock”), of which 31,092 shares were outstanding as of March 24, 2003. At any time after October 12, 2003, this Series C Stock is convertible into 24,063,815 shares of Common Stock, representing 51% of the outstanding shares of Common Stock on a fully diluted basis as of the date of this Proxy. The Series C Stock conversion provisions include anti-dilution protections, which require among other things that in no event will the Series C Stock convert into less than 51% of the Company’s Common Stock.

The holders of the Company’s Common Stock (the “Common Stockholders”) are entitled to elect a total of four (4) directors, designated the “Class A Directors,” and each share of Common Stock entitles its holder to one vote. The holders of the Series C Stock (the “Series C Stockholders”) vote separately as a class for the election of a total of three (3) directors, designated the “Class B Directors.” The Series C Stockholders also have certain approval rights and voting rights on matters that affect the Series C Stock, but do not otherwise generally vote with the Common Stock, and as of the date of this Proxy are not entitled to vote on any other matters. The vote of the holders of the Series C Stock is not being solicited in this Proxy Statement. It is anticipated that the Series C Stock will elect the Class B Directors contemporaneously with the Annual Meeting, and that the Class B Directors identified herein will be elected to serve in such capacity. See “Change of Control” below for more information about the rights of the Series C Stockholders.

Only Common Stockholders of record at the close of business on the record date, March 24, 2003, will be entitled to vote at the Annual Meeting or at any adjournments of the Annual Meeting. The presence in person or by proxy of a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum for the transaction of business. In accordance with Delaware law, abstentions will be treated as present and entitled to vote and therefore will be counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of the shares present and entitled to vote. Pursuant to Delaware law, broker “nonvotes” and withheld votes are considered present but not entitled to vote and thus will be counted in determining the existence of a quorum. However, broker “nonvotes” will not be counted in determining (i) whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved, or (ii) whether a plurality of the vote of the shares present and entitled to vote has been cast.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the best knowledge of the Company, based on information filed with the Securities and Exchange Commission (the “SEC”), information provided directly to the Company by the persons and entities named below, and Company records, the following table sets forth the beneficial ownership of the Company’s Common Stock and Series C Stock as of the record date, March 24, 2003, by: (i) each beneficial owner of more than 5% of the Company’s Common Stock or Series C Stock; (ii) each current director and nominee for director of the Company; (iii) each officer of the Company who is a Named Officer in the Summary Compensation Table set forth below under Compensation of Executive Officers; and (iv) the directors and executive officers of the Company as a group. Except as otherwise indicated, each stockholder named below has sole investment and voting power with respect to shares beneficially owned by such stockholder.

Name and Address of Beneficial Owner	Position with Company	Shares Beneficially Owned as of March 24, 2003				Percent of Class
		Common		Preferred		Common(17)		Preferred
William L. Bennett 2 Canal Park Cambridge, MA 02141	Vice Chairman of the Board and Director, Class A	252,065	(1)	—		1.2%		—

Harold S. Blue 830 Third Avenue New York, NY 10022	Director, Class B	25,253,662	(2)	29,851	(16)	55.1	%(18)	96.0%

Dr. Richard Corbin 204-17 35th Avenue Bayside, NY 11361	Director, Class B	2,400	(3)	—		*		—

Phillip S. Dingle 4010 Boy Scout Blvd. Suite 200 Tampa, FL 33607	Chairman of the Board, Class A Director and Chief Executive Officer	289,684	(4)	—		1.3%		—

Michael S. Falk 830 Third Avenue New York, NY 10022	Director, Class B	25,253,662	(2)	29,851	(16)	55.1	%(18)	96.0%

Martin L. Garcia 1122 94th Avenue North St. Petersburg, FL 33702	Director, Class A	7,200	(3)	—		*		—

Jeffrey L. Markle 4010 Boy Scout Blvd. Suite 200 Tampa, FL 33607	President and Chief Operating Officer	98,500	(5)	—		*		—

Sheldon E. Misher 300 Park Avenue, 18th Floor New York, NY 10022	Director Nominee, Class A	—	(6)	—		—		—

James K. Murray III 1410 N. Westshore Blvd., Suite 600 Tampa, FL 33607	Director, Class A	2,400	(3)	—		*		—

Donald W. Schmeling 4010 Boy Scout Blvd. Suite 200 Tampa, FL 33607	Chief Financial Officer	66,676	(3)	—		*		—

Name and Address of Beneficial Owner	Position with Company	Shares Beneficially Owned as of March 24, 2003				Percent of Class
		Common		Preferred		Common(17)		Preferred
Automatic Data Processing, Inc. One ADP Boulevard Roseland, NJ 07068	—	1,320,000	(7)	—		6.1%		—

Centra Benefits Services, Inc. 7803 Glenroy Road Suite 300 Bloomington, MN 55439	—	2,337,500	(8)	—		10.7%		—

Commonwealth Associates, L.P. 830 Third Avenue New York, NY 10022	—	25,251,262	(9)	29,851	(16)	55.1	%(18)	96.0%

ComVest Venture Partners, L.P. 830 Third Avenue New York, NY 10022	—	25,251,262	(9)	29,851	(16)	55.1	%(18)	96.0%

DePrince, Race & Zollo, Inc. 201 S. Orange Avenue Suite 850 Orlando, FL 32801	—	5,927,900	(10)	—		27.3%		—

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90701	—	1,054,105	(11)	—		4.8	%(19)	—

HealthPlan Holdings, Inc. 5200 Town Center Circle Suite 470 Boca Raton, FL 33486	—	1,866,551	(12)	—		8.6%		—

NCR Pension Trust 1700 South Patterson Blvd. Dayton, OH 45479	—	964,900	(13)	—		4.4	%(19)	—

PVC Funding Partners, LLC 830 Third Avenue New York, NY 10022	—	25,251,262	(9)	29,851	(16)	55.1	%(18)	96.0%

John D. Race 201 S. Orange Avenue Suite 850 Orlando, FL 32801	—	6,111,480	(14)	—		28.1%		—

All Directors and Executive Officers as a group (includes 9 persons)	—	25,974,987	(15)	29,851	(16)	56.7%		96.0%

*	Less than one percent.

(1)	Includes 9,600 shares issuable upon exercise of options that are exercisable within 60 days of March 24, 2003. Also includes 3,609 shares held by Mr. Bennett’s children, as to which Mr. Bennett disclaims beneficial ownership.

(2)	Includes 2,400 shares issuable upon exercise of options that are exercisable within 60 days of March 24, 2003. Also includes 2,150,000 shares of the Company’s Common Stock issuable to PVC Funding Partners upon conversion of its currently convertible Second Amended and Restated Subordinated Convertible Promissory Note dated March 31, 2003 (the “PVC Funding Note”), assuming conversion on March 31, 2003 and calculated by dividing $2,150,000, which is the total remaining principal balance of the note, by $1.00. Also includes 23,101,262 shares of the Company’s Common Stock issuable to PVC Funding Partners upon conversion of the 29,851 shares of Series C Stock beneficially held by PVC Funding Partners, based on an anti-dilution adjusted conversion rate assuming the issuance of (i) 2,150,000 shares of the Company’s Common Stock to PVC Funding Partners upon conversion of the PVC Funding Note; and (ii) 2,137,500 shares of the Company’s Common Stock to Centra Benefits Services, Inc. (“Centra”) upon conversion of its Second Amended and Restated Convertible Promissory Notes dated March 31, 2003 (the “Centra Notes”). The Series C Stock is convertible at any time after October 12, 2003. Mr. Blue and Mr. Falk may be deemed to share voting and dispositive power with respect to the shares issuable to PVC Funding Partners upon conversion of the Series C Stock and conversion of the Second Amended and Restated Convertible Promissory Note (together, the “Conversion Shares”). Mr. Blue is a member, a director, and the President of Commonwealth Associates Group Holdings, LLC (“Commonwealth Holdings”), and Mr. Falk is the Chairman and principal member of Commonwealth Holdings. Commonwealth Holdings is the parent of Commonwealth Management, LLC. Commonwealth Management, LLC is the general partner of Commonwealth Associates, L.P. (“Commonwealth Associates”), which is one of two managers of PVC Funding Partners. Mr. Blue and Mr. Falk also are affiliates of ComVest Venture Partners, L.P. (“ComVest”), which is the other manager of PVC Funding Partners. Mr. Blue and Mr. Falk disclaim beneficial ownership of any Conversion Shares other than that portion which corresponds to their interest in Commonwealth Associates and ComVest.

(3)	Represents shares issuable upon exercise of options that are exercisable within 60 days of March 24, 2003.

(4)	Includes 274,247 shares issuable upon exercise of options that are exercisable within 60 days of March 24, 2003.

(5)	Includes 92,000 shares issuable upon exercise of options that are exercisable within 60 days of March 24, 2003.

(6)	If Mr. Misher is elected to the Company’s Board of Directors, he will be granted an option to purchase 12,000 shares of the Company’s Common Stock. The option will vest with respect to 2,400 shares on the grant date.

(7)	Based on information provided to the Company by Automatic Data Processing, Inc.

(8)	Includes 200,000 shares of the Company’s Common Stock issuable to Centra Benefits Services, Inc. (“Centra”) upon exercise of outstanding warrants that are currently exercisable. Also includes 2,137,500 shares of the Company’s Common Stock issuable to Centra upon conversion of the Centra Notes, assuming conversion on March 31, 2003 and calculated by dividing $2,137,500, which is the total remaining principal balance of the notes, by $1.00.

(9)	Includes 2,150,000 shares of the Company’s Common Stock issuable to PVC Funding Partners upon conversion of the PVC Funding Note, assuming conversion on March 31, 2003 and calculated by dividing $2,150,000, which is the total remaining principal balance of the Note, by $1.00. Also includes 23,101,262 shares of the Company’s Common Stock issuable to PVC Funding Partners upon conversion of 29,851 shares of Series C Stock beneficially held by PVC Funding Partners, based on an anti-dilution adjusted conversion rate assuming the issuance of: (i) 2,137,500 shares of the Company’s Common Stock to Centra upon conversion of the Centra Notes; and (ii) 2,150,000 shares of the Company’s Common Stock to PVC Funding Partners upon conversion of the PVC Funding Note. The Series C Stock is convertible at any time after October 12, 2003. As managers of PVC Funding Partners, Commonwealth Associates, L.P. and ComVest Venture Partners, L.P. may be deemed to share voting and dispositive power with respect to such shares.

(10)	Based on information provided by DePrince, Race & Zollo, Inc. (“DRZ”) on Schedule 13D filed with the SEC on March 25, 2003. Gregory M. DePrince, John D. Race, and Victor A. Zollo, Jr. share voting and dispositive power with DRZ with respect to these shares.

(11)	Based on information provided by Dimensional Fund Advisors, Inc. (“Dimensional”) to the Company on February 19, 2003 and provided by Dimensional on Schedule 13G filed with the SEC on February 10, 2003. Dimensional, which is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Portfolios.” In its role as investment advisor and investment manager, Dimensional possesses both investment and voting power with respect to the Company’s Common Stock. The Portfolios own all of the referenced shares of the Company’s Common Stock, and Dimensional disclaims beneficial ownership of such securities.

(12)	Based on information provided by HealthPlan Holdings, Inc. (“HealthPlan Holdings”) on Schedule 13G/A filed with the SEC on May 1, 2002, and additional issuances the Company has made since that date. Sun HealthPlan, LLC, Sun Capital partners II, LP, Sun Capital Advisors II, LP, Sun Capital Partners, LLC, Marc J. Leder, and Roger R. Krouse share voting and dispositive power with HealthPlan Holdings with respect to these shares. Does not include shares of Common Stock issuable in connection with 813,273 shares of Common Stock previously issued to HealthPlan Holdings upon conversion of a $5.0 million convertible note. The Company’s agreement with HealthPlan Holdings states that if HealthPlan Holdings does not receive gross proceeds of at least $5.0 million upon the sale of the 813,273 conversion shares, then the Company must issue and distribute to it additional shares of Common Stock, based on a ten-day trading average price, to compensate HealthPlan Holdings for the difference, if any, between $5.0 million and the amount of proceeds it realizes from the sale.

(13)	Based on information provided by NCR Pension Trust on Schedule 13G filed with the SEC on February 13, 2003. Represents shares that are also included in the total amount of shares reported by DRZ in the table. DRZ shares voting and dispositive power with NCR Pension Trust with respect to these shares.

(14)	Includes 12,000 shares issuable upon exercise of options that are exercisable within 60 days of March 24, 2003. Also includes 5,927,900 shares beneficially owned by certain funds managed by DRZ, with respect to which Mr. Race disclaims beneficial ownership, and 3,880 shares held indirectly by Mr. Race through the DRZ Employee Benefit Plan. Mr. Race is a Partner and Portfolio Manager of DRZ, and was a director of the Company from October 2000 until March 2003.

(15)	Includes 459,323 shares issuable upon exercise of options that are exercisable within 60 days of March 24, 2003. Also includes: (i) 2,150,000 shares of the Company’s Common Stock issuable to PVC Funding Partners upon conversion of the PVC Funding Note; and (ii) 23,101,262 shares of the Company’s Common Stock issuable to PVC Funding Partners upon conversion of its 29,851 shares of Series C Stock (together, the “Conversion Shares”). Mr. Blue and Mr. Falk disclaim beneficial ownership of any Conversion Shares other than that portion which corresponds to their interest in Commonwealth Associates and ComVest. See Footnote 2.

(16)	Based on information provided by ComVest, PVC Funding Partners, Commonwealth Associates, Michael S. Falk, and Harold S. Blue on Schedule 13D filed with the SEC on March 13, 2003. Represents shares beneficially held by PVC Funding Partners, and as to which ComVest, Commonwealth Associates, Michael S. Falk, and Harold S. Blue may be deemed to share voting power and dispositive power. See Footnotes 2 and 9. Michael S. Falk and Harold S. Blue each disclaim beneficial ownership of such shares, other than that portion which corresponds to their interest in ComVest and Commonwealth Associates.

(17)	Except for the percentages calculated for the Series C Stockholders, these percentages do not reflect the issuance of any shares of Common Stock upon conversion of the outstanding Series C Stock. The percentage ownership for each Series C Stockholder reflects the issuance of the 24,063,815 shares of the Company’s Common Stock that are issuable upon conversion of the 31,092 outstanding shares of Series C Stock, based on an anti-dilution adjusted conversion rate assuming the issuance of: (i) 2,137,500 shares of the Company’s Common Stock to Centra upon conversion of the Centra Notes; and (ii) 2,150,000 shares of the Company’s Common Stock to PVC Funding Partners upon conversion of the PVC Funding Note.

(18)	Reflects the conversion of all of the 31,092 outstanding shares of Series C Stock, which is convertible at any time after October 12, 2003 into no less than 51.0% of the Company’s Common Stock on a fully diluted basis, assuming exercise of all options, warrants, and convertible securities that are exercisable or convertible within 60 days of March 24, 2003. Since the conversion of the Series C Stock is subject to certain weighted anti-dilution adjustments, the number of shares of the Company’s Common Stock issuable upon conversion of the Series C Stock may increase on the conversion date.

(19)	Without giving effect to the 200,000 shares of the Company’s Common Stock issuable to Centra upon exercise of outstanding warrants, or the 4,287,500 shares of the Company’s Common Stock issuable to Centra and PVC Funding Partners upon conversion of their Second Amended and Restated Subordinated Convertible Promissory Notes as described above in Footnotes 8 and 9, Dimensional Fund Advisors, Inc. would beneficially own 6.1% of the Company’s Common Stock as of March 24, 2003, and NCR Pension Trust would beneficially own 5.6% of the Company’s Common Stock as of March 24, 2003.

CHANGE OF CONTROL

On March 13, 2003, PVC Funding Partners filed a Form 13D with the Securities and Exchange Commission in which it indicated that on March 7, 2003, it acquired 29,851, or 96.0%, of the outstanding Series C Stock from the Company’s senior lenders. The Company originally issued the Series C Stock to its senior lenders (the Original Lenders”) as a condition to the restructuring of the Company’s senior credit facility in April 2002. PVC Funding Partners purchased the Series C Stock from the Original Lenders on a prorata basis at a price of $33.50 per share. The Original Lenders continue to hold the remaining 4.0% of the outstanding Series C Stock. PVC Funding Partners also acquired $20.5 million of the $40 million in principal amount of the Company’s outstanding debt from the Original Lenders.

At any time after October 12, 2003, PVC Funding Partners may convert its Series C Stock into shares of the Company’s Common Stock at the rate of 703.37 shares of Common Stock for each preferred share, or a total of 20,996,398 shares. or 55.6%, of the Company’s Common Stock upon full conversion, based on the Common Stock outstanding as of March 24, 2003. The Series C Stock has weighted-average anti-dilution protection and a provision that in no event will it convert into less than 51.0% of the Company’s outstanding shares of Common Stock.

Pursuant to the terms of the Certificate of Designation of Series and Determination of Rights and Preferences of Series C Stock (the “Certificate of Designation”), the holders of the Series C Stock have the sole power, as a class, to elect the Class B Directors, which comprise three (3) of the seven (7) seats on the Board of the Company. However, upon the occurrence of a Board Shift Event, as defined below, the Board composition will change so as to increase the number of Class B Directors by one to a total of four (4) Class B Directors, and to decrease the number of Class A Directors by one to a total of three (3) Class A Directors, thereby shifting control of the Board to the directors elected by the Series C Stock. A “Board Shift Event” means (i) the Company’s failure to achieve certain specified net operating cash flow requirements, (ii) any default in connection with the payment of principal or interest under the Company’s Credit and Security Agreement with its lenders, including any applicable grace periods, and (iii) the Company’s failure to redeem all of the Series C Stock by October 12, 2003.

The holders of Series C Stock also have the right to vote as a single class with the Common Stock on an “as-converted” basis (i.e., each of the Series C Stock will have a number of votes equal to the number of shares of Common Stock into which it is convertible) on all matters other than the election of directors at any time after (1) a Board Shift Event concerning the Company’s failure to achieve specified net operating cash flow requirements, or (2) any other Board Shift Event occurring after October 12, 2003.

There is an intercreditor agreement between Wachovia Bank, National Association, acting as administrative agent for the Original Lenders, and PVC Funding Partners, dated March 7, 2003. The intercreditor agreement provides that, until the occurrence of a Board Shift Event, PVC Funding Partners has all of the rights of the Original Lenders under the restructured credit agreements, except that (1) PVC Funding Partners’ rights to mandatory prepayments and other principal payments prior to the maturity date are subordinated to the Original Lenders’ rights to those payments, and (2) PVC Funding Partners’ notes will be voted consistently with and on the same percentage basis as the Original Lenders with respect to all matters required to be submitted to a vote or consent of the lenders, except for matters related to certain fundamental changes in the loan terms. Upon the first occurrence of a Board Shift Event, which would allow PVC Funding Partners to appoint an additional Board member and thus obtain control of the Company’s Board of Directors, PVC Funding Partners has the option of not exercising its right to obtain such control. If, within fifteen days of a first Board Shift Event, PVC Funding Partners notifies the Original Lenders that it will not exercise its right to control the Board, then the Original Lenders will have the option to repurchase 14,304 shares of the Series C Stock, at a price of $33.50 per share. If PVC Funding Partners exercises its right to obtain control of the Board, or fails to timely notify the Original Lenders that it will not exercise this right, then the debt held by PVC Funding Partners will automatically be subordinated to the debt held by the Original Lenders.

In connection with the credit facility restructuring in April 2002, DePrince, Race & Zollo, Inc. (“DRZ”), which was the beneficial holder of 34.4% of the Company’s outstanding Common Stock as of March 24, 2003, was given the right to designate one director for election by the holders of the Common Stock, who was to be John Race or a successor designated by DRZ satisfactory to the holders of the Series C Stock. Upon John Race’s resignation from the Board in March 2003, DRZ designated James K. Murray III to take Mr. Race’s place. The Series C Stockholders concurred with this designation.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, four (4) Class A Directors will be elected to the Board of Directors of the Company, each to serve until the next annual election of directors and until a successor is duly elected and qualified, or until the director’s earlier resignation or removal. All Class A nominees for election to the Board, except Mr. Misher, are current directors of the Company. The three (3) directors listed below that are not identified as nominees for election to the Board at this time are the Class B Directors, who are elected by the Series C Stockholders. The vote of the Series C Stockholders is not being solicited by this Proxy Statement.

Each Class A nominee for election to the Board at the 2003 Annual Meeting has consented to being named in this Proxy Statement and has notified management that he or she intends to serve, if elected. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of each of the four (4) nominees to serve as a Class A director. If any of the nominees is unable to serve as a director, each of the persons designated by proxy reserves full discretion to cast his votes for another person in the nominee’s place. Proxies cannot be voted for a greater number of persons than the number of nominees. The information set forth below regarding each nominee for election has been furnished by the nominee.

NOMINEES/CLASS A DIRECTORS

Name and Age	Position, Principal Occupations, and other Directorships
William L. Bennett – 53

Director Nominee. Mr. Bennett has been Vice Chairman of the Board of the Company since January 1998. Mr. Bennett served as our Chairman of the Board from December 1994 to December 1997 and has been a director since August 1994. Since February 2000, Mr. Bennett has been a partner and is Director of Global Recruiting and Managing Director of Monitor Company Group, L.P., a strategy consulting firm and merchant bank. From May 1991 to May 2001, he was a director of Allegheny Energy, Inc., an electric utility holding company. Until March 1995, Mr. Bennett served as Chairman and Chief Executive Officer of Noel Group, Inc., a publicly traded company that held controlling interests in small to medium-sized operating companies. Previously, Mr. Bennett was Co-Chairman and Chief Executive Officer of Noel Group, Inc. from November 1991 to July 1994. Mr. Bennett is a director of Sylvan, Inc., a publicly traded company that produces mushroom spawn and fresh mushrooms.

Phillip S. Dingle – 41

Director Nominee. Mr. Dingle has been a director, Chairman of the Board, and Chief Executive Officer of the Company since May 2001, and was President and Chief Executive Officer from October 2000 to May 2001. Mr. Dingle served as President and Chief Operating Officer of the Company from June 2000 to September 2000, as Executive Vice President and Chief Financial Officer from January 1999 to May 2000, and as Senior Vice President and Chief Counsel from August 1996 to December 1998. Prior to August 1996, Mr. Dingle was a partner with the law firm of Hill, Ward & Henderson, P.A. in Tampa, Florida.

Sheldon E. Misher – 62

Director Nominee. Mr. Misher is Counsel in the New York office of McCarter & English, a law firm headquartered in Newark, New Jersey. From 1999 to 2001, he was affiliated with Commonwealth Associates, LLP with respect to its merchant and investment banking activities. Commonwealth Associates, LLP is affiliated with PVC Funding Partners, the holder of 96% of the outstanding shares of the Company’s Series C Stock. Between 1972 and 1999, Mr. Misher was a senior partner in Bachner, Tally, Polevoy & Misher, New York, New York.

James K. Murray III – 40

Director Nominee. Mr. Murray has been a director of the Company since March 2003. He is co-founder, Executive Vice President, and Chief Financial Officer of AdvanTech Solutions, Inc., a human capital management company specializing in technically advanced human resource services. Before joining AdvanTech, Mr. Murray was Executive Vice President and Chief Financial Officer for SHPS, Inc., a provider of outsourced care management services and products, employee benefits administration, and support services. Mr. Murray also serves as President of the Murray Corporation, a diversified merchant banking company investing in the areas of information technology and business services. Mr. Murray served as Executive Vice President and Chief Financial Officer of the Company from October 1995 to December 1997, and was President and Chief Executive Officer of a federally insured commercial bank from 1993 to 1995. Mr. Murray was designated as a director nominee by DePrince, Race, and Zollo, pursuant to the Company’s agreement with its senior lenders. See “Change of Control.”

CLASS B DIRECTORS

Name and Age	Position, Principal Occupations, and other Directorships
Harold S. Blue – 42

Mr. Blue has been a director since March 2003. He is President of Commonwealth Associates Group Holdings, LLC (“Commonwealth Holdings”), a merchant and investment bank. Commonwealth Holdings is an affiliate of PVC Funding Partners, the holder of 96% of the outstanding shares of the Company’s Series C Stock. During his career, Mr. Blue has founded and sold a pharmacy chain, a physician practice company, and a generic pharmaceutical distributor known as Best Generics, which in 1988 was sold to IVAX Corporation, a publicly traded generic drug manufacturer. From 1993 to 2000, Mr. Blue was Chairman and Chief Executive Officer of ProxyMed, Inc., a publicly traded electronic healthcare transaction processing services company. He was formerly a director of IVAX Corporation and is currently a director of the following public companies: eB2B Commerce, Inc., a business-to-business e-commerce service provider, and Notify Corporation, a provider of messaging services and products.

Dr. Richard Corbin – 40

Dr. Corbin has been a director since March 2003. He is in private dental practice in Long Island, New York, where he owns and manages three dental practices. He was active in dental practice acquisitions from 1991 to 1996. Dr. Corbin was a director of AccuMed International, Inc., a public medical device company, from 1993 to 1994, and he was a director of Bio-Plexus, Inc., a public producer of blood collection needles, in 2002. Dr. Corbin graduated from Columbia School of Oral and Dental Surgery in 1989.

Michael S. Falk – 41

Mr. Falk has been a director since March 2003. He is the Chairman and principal member of Commonwealth Holdings, which is an affiliate of PVC Funding Partners, the holder of 96% of the outstanding shares of the Company’s Series C Stock. Mr. Falk co-founded Commonwealth Associates L.P. (“Commonwealth Associates”), an affiliate of Commonwealth Holdings, in 1988, and in 1995 he became Chairman,

Chief Executive Officer, and President of Commonwealth Associates. Mr. Falk is also a director of ProxyMed, Inc., a publicly traded electronic healthcare transaction processing services company, and Comdial Corporation, a public company that designs and markets voice communications systems for offices.

Vote Required for Approval and Recommendation

The four (4) Class A nominees for director receiving a plurality of the votes of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting shall be elected.

The Board of Directors recommends that the stockholders vote FOR the four (4) Class A nominees described above.

ADDITIONAL INFORMATION CONCERNING DIRECTORS

Directors’ Compensation

The Company reimburses all directors for out-of-pocket expenses, including travel expenses, related to attendance at board and committee meetings. Directors who are also Company employees receive no additional compensation for their service on the Board and Board committees. Each director who is not an employee is entitled to a quarterly retainer fee of $1,250 and an additional fee of $500 for each Board meeting and committee meeting attended.

Pursuant to the Company’s Amended and Restated 1997 Directors Equity Plan (“Directors Equity Plan”), each non-employee director may receive Common Stock rather than a cash retainer fee as compensation for each quarter in which the director serves on the Board. The shares issued for each quarter have a value equal to $2,500, which is calculated based on the fair market value of the Company’s Common Stock at the end of the quarter. An eligible director may make an irrevocable election not to participate in the Directors Equity Plan in any year and instead receive quarterly cash retainers. The aggregate number of shares of Common Stock available for awards under the Directors Equity Plan is 100,000, subject to specified adjustments in the event of changes in the outstanding shares of Common Stock.

Each director who is not an employee of the Company also participates in the Company’s 1995 Directors Stock Option Plan (the “Directors Option Plan”). Pursuant to the Directors Option Plan, each non-employee director automatically receives an option to purchase 12,000 shares of the Company’s Common Stock, effective as of the later of (i) May 18, 1995 (the business day immediately preceding the day that the Company’s securities were first offered to the public in an underwritten initial public offering), or (ii) the date of the director’s election to the Board. The Directors Option Plan further provides that each non-employee director will be granted an additional option to purchase 12,000 shares of Common Stock if such director is reelected to the Board of Directors at the Company’s annual meeting of stockholders that follows such director’s fourth complete year of service on the Board. All options vest over a four (4)-year period from the date of grant, with 20% of the options becoming exercisable on the grant date and 20% becoming exercisable on each of the next four (4) anniversaries of the grant date. In the event of any merger, consolidation, or sale of substantially all of the assets of the Company, the Company at its option may accelerate vesting of the outstanding Directors Option Plan options, subject to applicable law. The exercise price of each option is the fair market value of the Company’s Common Stock as of the grant date. The aggregate number of shares of Common Stock available for awards under the Directors Option Plan is 360,000, subject to specified adjustments in the event of changes in the outstanding shares of Common Stock.

Committees of the Board of Directors and Meeting Attendance

The Board conducts its business through meetings of the Board and its committees. The Board held nine (9) meetings during 2002. In accordance with the By-laws of the Company, the Board currently has Executive, Audit, Compensation, and Strategy and Technology committees established as standing committees. There is no Nominating Committee of the Board. Each incumbent director attended at least 75% of the total number of 2002 meetings of the Board and of the committees on which he served.

The Executive Committee, which exercises, to the fullest extent permitted by applicable law, all of the powers and authority of the Board in the management of the business and affairs of the Company during intervals between Board meetings, is composed of Phillip S. Dingle, Michael S. Falk, and Harold S. Blue, effective March 12, 2003. The Executive Committee held two (2) meetings during 2002.

The Audit Committee, which effective March 12, 2003 is composed of William L. Bennett, Martin L. Garcia, and James K. Murray III, operates pursuant to a Charter approved by the Board on June 13, 2000. The Audit Committee has authority to recommend to the Board the independent public accountants to serve as auditors, to review with the independent auditors the annual audit plan, the consolidated financial statements, the auditors’ report, and their evaluation and recommendations concerning the Company’s internal controls, and to approve the types of professional services for which the Company may retain the independent auditors. All members of the

Audit Committee are independent directors as defined by the New York Stock Exchange Rules. The Audit Committee held three (3) meetings during 2002.

The Compensation Committee, which effective March 12, 2003 is composed of Harold S. Blue, Michael S. Falk, and James K. Murray III, has authority to exercise all of the powers and authority of the Board relating to the compensation of, and the provision of incentives for, the Company’s officers, directors, management, employees, and other persons performing services on behalf of the Company, including without limitation matters relating to salaries, bonuses, deferred compensation, pension and profit sharing plans, stock option plans, and all other plans, agreements, or arrangements relating in any way to compensation or to the provision of incentives to persons performing such services. The Compensation Committee held three (3) meetings during 2002.

The Strategy and Technology Committee which, effective March 12, 2003, is composed of William L. Bennett, Harold S. Blue, Martin L. Garcia, and Dr. Richard Corbin, has authority to retain, at the expense of the Company, consultants and other advisors and to advise and consult directly with the Board and the officers of the Company on technology, operations, and long-term planning matters affecting the Company, and to recommend such action to the Board as the Committee deems appropriate. The Strategy and Technology Committee did not meet during 2002.

See “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions” below for additional information concerning directors.

EXECUTIVE OFFICERS

The executive officers shown below currently serve in the capacities indicated. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Name and Age	Position, Principal Positions, and Directorships
Phillip S. Dingle – 41

Mr. Dingle has been a director, Chairman of the Board, and Chief Executive Officer of the Company since May 2001, and was President and Chief Executive Officer from October 2000 to May 2001. Mr. Dingle served as President and Chief Operating Officer of the Company from June 2000 to September 2000, as Executive Vice President and Chief Financial Officer from January 1999 to May 2000, and as Senior Vice President and Chief Counsel from August 1996 to December 1998. Prior to August 1996, Mr. Dingle was a partner with the law firm of Hill, Ward & Henderson, P.A. in Tampa, Florida.

Jeffrey L. Markle – 54

Mr. Markle has been President and Chief Operating Officer of the Company since May 2001 and served as a director from July 2001 to April 2002. From July 1999 to May 2001, Mr. Markle was Executive Vice President – Medical Cost Management of the Company, and from June 1998 to June 1999 he was Senior Vice President – Medical Loss Management. From 1996 to 1998, Mr. Markle was Vice President of the U.S. Group Operations for Swiss Re Life & Health, a reinsurance company in Toronto. From 1994 to 1996, he was Vice President and General Manager of the Canadian Operations of Olsten Kimberly Quality Care, a home healthcare company. From 1991 to 1993, he was Chief Operating Officer of Medisys Health Group, Inc., a preventive healthcare company in Canada, and from 1989 to 1991 he was President and Chief Executive Officer of Laurentian Health Services, an executive and occupational health services company.

Donald W. Schmeling – 42

Mr. Schmeling has been Chief Financial Officer of the Company since July 2001. From October 2000 to July 2001, Mr. Schmeling was an independent financial business consultant and, from May 1999 to October 2000, he was Vice President and Chief Financial Officer of Hydrogen Media, Inc., an internet consulting company. From February 1997 to May 1999, he was a partner at Grant Thornton LLP, an accounting firm. From July 1995 to February 1997, he was Director of Finance at Uniroyal Technology Corporation, a plastics manufacturing company. Prior to that, he had worked at Deloitte & Touche LLP, an accounting firm, since 1983.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information regarding compensation paid or accrued by the Company for the fiscal year ended December 31, 2002 to: (i) the Company’s Chief Executive Officer during 2002; and (ii) each of the Company’s other most highly compensated executive officers whose salary and bonus exceeded $100,000 during 2002 and who was serving as an executive officer at the end of 2002, or who would have been included had he been serving as an executive officer at the end of 2002 (each a “Named Officer”). No disclosure is required as to any other person. The table also sets forth information regarding paid or accrued compensation to each Named Officer for the two (2) preceding fiscal years if such individual was then employed by the Company.

		Annual Compensation			Long-Term Compensation
Name and Principal Position(1)	Year	Salary($)		Bonus($)(2)	Securities Underlying Options/SARs(#)(3)		All Other Compensation($)(4)
Phillip S. Dingle	2002	$300,000		$—	200,000		$3,667
Chairman and Chief Executive Officer	2001	$288,561		$—	54,947	(5)	$3,463
	2000	232,732		190,000	133,000		3,500
Jeffrey L. Markle	2002	220,000		—	150,000		3,667
President and Chief Operating Officer	2001	219,231		—	50,000	(5)	3,435
	2000	191,633		90,000	70,000		1,278
Donald W. Schmeling	2002	180,000		—	90,000		231
Chief Financial Officer	2001	78,231	(6)	—	60,676	(5)	—
	2000	—		—	—		—

(1)	Indicates each Named Officer’s position with the Company as of December 31, 2002.
(2)	Represents bonus compensation awarded for the executive’s performance in the year indicated, but paid in the subsequent year.
(3)	Refers to incentive stock options granted during the stated fiscal year under either the Company’s 1995 Incentive Equity Plan (“Incentive Equity Plan”) or the Company’s Amended and Restated 1996 Employee Stock Option Plan (“ Employee Stock Option Plan”). The Incentive Equity Plan and the Employee Stock Option Plan provide for grants of stock options to employees of the Company, as determined by the Compensation Committee of the Board of Directors. The Compensation Committee may grant these options as incentive options, which qualify for certain favorable tax treatment, or as non-qualified options. The Compensation Committee has the authority to set the exercise price for options at the time of grant, except that the exercise price of an incentive option may not be less than the fair market value of the Common Stock on the grant date. Except as indicated in Footnote 5 below, each option grant reflected in the table vests over a four (4)-year period from the date of the grant, with 20% of the options becoming vested on the grant date and 20% becoming vested on each successive anniversary of the grant date, until the options become fully vested on the fourth anniversary of the grant date. In the event of any merger or other transaction in which the Company does not survive, the Compensation Committee at its option may accelerate the vesting of all outstanding Incentive Equity Plan and Employee Stock Option Plan options, subject to applicable law.
(4)	Consists of Company contributions to each Named Officer’s account under the Company’s Profit Participation 401(k) Plan. Does not include the amount of life insurance premium payments allocable to each Named Officer. The Company provides all employees with life insurance benefits that are generally equal to two (2) years’ base salary, subject to certain adjustments.

(5)	Includes options for 14,947, 10,000, and 10,676 shares granted by the Company to Messrs. Dingle, Markle, and Schmeling, respectively, for these officers’ contributions during 2001, which vested immediately. These options were granted in 2002.
(6)	Mr. Schmeling joined the Company in July 2001.

Option/SAR Grants in Last Fiscal Year

Individual Grants(1)						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)(2)
						5%		10%
Name	Number of Securities Underlying Options/SARs Granted(#)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Per Share Value	Aggregate Value	Per Share Value	Aggregate Value
Phillip S. Dingle	200,000		21	4.78	2/13/2013	$3.01	$602,000	$7.64	$1,528,000
Phillip S. Dingle	14,947	(3)	2	4.78	2/13/2013	$3.01	$44,990	$7.64	$114,195
Jeffrey L. Markle	150,000		16	4.78	2/13/2013	$3.01	$451,500	$7.64	$1,146,000
Jeffrey L. Markle	10,000	(3)	1	4.78	2/13/2013	$3.01	$30,100	$7.64	$76,400
Donald W. Schmeling	90,000		9	4.78	2/13/2013	$3.01	$270,900	$7.64	$687,600
Donald W. Schmeling	10,676	(3)	1	4.78	2/13/2013	$3.01	$32,135	$7.64	$81,565

(1)	Consists of option grants under the Employee Stock Option Plan or the Incentive Equity Plan. Except as set forth in Footnote 3 below, each option grant vests over a four (4)-year period from the grant date, with 20% of the options becoming vested on the grant date and 20% becoming vested on each successive anniversary of the grant date, until the options become fully vested on the fourth anniversary of the grant date.
(2)	The dollar gains under these columns result from calculations assuming 5% and 10% growth rates, as set by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of the Company’s Common Stock. The gains reflect a future value based upon growth at the prescribed rates. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. Options have value to the Named Officers and to all option recipients only if the price of the Company’s Common Stock advances beyond the applicable option exercise price during the effective option period.
(3)	These options were granted by the Company for contributions during 2001, and vested immediately.

Aggregated Option Exercises During 2002 and Fiscal Year-End Option Values

The following table provides information related to the number and value of unexercised stock options held by each Named Officer at year-end. No Named Officer exercised any options during 2002. The Company does not have any outstanding stock appreciation rights.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable (1)/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End (2) ($) Exercisable (1)/ Unexercisable
Phillip S. Dingle	221,247/242,200	$-0-/-0-
Jeffrey L. Markle	125,000/175,000	$-0-/-0-
Donald W. Schmeling	48,676/102,000	$-0-/-0-

(1)	Indicates shares that were vested and available for exercise as of December 31, 2002.
(2)	Value was computed as the difference between the exercise price and the $1.65 per share last reported sale price of the Company’s Common Stock on December 31, 2002, as reported on the Over-the-Counter Bulletin Board.

Equity Compensation Chart

The following table sets forth the equity compensation plan information for the Company as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted -average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,810,137	$6.72	558,913	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,810,137	$6.72	558,913	(3)

(1)	These plans consist of the 1995 Directors Stock Option Plan, the 1995 Incentive Equity Plan, the 1995 Consultants Stock Option Plan, the Amended and Restated 1996 Employee Stock Option Plan, the Amended and Restated 1997 Directors Equity Plan, and the 1996 Employee Stock Purchase Plan.

(2)	This number includes 19,781 shares available for issuance under the Amended and Restated 1997 Directors Equity Plan and 23,569 shares available for issuance under the 1996 Employee Stock Purchase Plan.

(3)	This number does not include 3.0 million shares issuable under the 2002 Employee Stock Option Plan, which was approved by the Common Stockholders at the Company’s 2002 Annual Meeting of Stockholders, subject to completion of a proposed public offering of the Company’s Common Stock. Effective as of the fourth quarter of 2002, the Company postponed the offering indefinitely and subsequently filed an application to withdraw its registration statement with respect to the offering. Effective March 26, 2003, the Board of Directors of the Company adopted the PlanVista Corporation 2003 Stock Option Plan, subject to stockholder approval at the 2003 Annual Meeting. The Plan provides for issuance of options to purchase an aggregate of 3.5 million shares of Common Stock, without any condition related to the conclusion of an offering. See Proposal 2 below.

Employment Agreements with Executive Officers

Effective June 1, 2000, the Company entered into an Employment and Noncompetition Agreement with Phillip S. Dingle, our Chief Executive Officer. The Agreement automatically renews for successive one-year terms unless either party terminates prior to one hundred twenty (120) days before a renewal date. The Agreement entitles Mr. Dingle to an annual base salary of not less than $275,000 and a bonus to be calculated based on the Company’s financial performance and achievement of specified corporate objectives. As further provided by the Agreement, in June 2000 the Compensation Committee awarded Mr. Dingle an option to purchase 133,000 shares of Common Stock. The Agreement generally provides that if Mr. Dingle’s employment is terminated without cause, as defined in the Agreement, then Mr. Dingle will be entitled to an amount equal to one times his annual base salary, plus the aggregate amount of his base salary which is due during the remaining portion of the current Agreement term. The Agreement contains noncompete and nonsolicitation restrictions that will survive termination of Mr. Dingle’s employment with the Company.

Effective on June 1, 2001, the Company entered into an Employment and Noncompetition Agreement with Jeffrey L. Markle, our President and Chief Operating Officer. The Agreement automatically renews for successive one-year terms unless either party terminates prior to one hundred twenty (120) days before a renewal date. The Agreement entitles Mr. Markle to an annual base salary of not less than $220,000 and a bonus to be calculated based on the Company’s financial performance and achievement of specified corporate objectives. Mr. Markle also is entitled to participate in other employee benefits of the Company, such as the Company’s employee stock option plans. The Agreement generally provides that if Mr. Markle’s employment is terminated without cause, as defined in the Agreement, then Mr. Markle will be entitled to an amount equal to one times his annual base salary, plus the aggregate amount of his base salary which is due during the remaining portion of the current agreement term. The Agreement contains noncompete and nonsolicitation restrictions that will survive termination of Mr. Markle’s employment with the Company.

In March 2003, the Compensation Committee adopted compensation arrangements under which Mr. Dingle and Mr. Markle will receive additional payments upon a sale of substantially all of the assets or stock of the Company. The Committee established a payment range of between $375,000 and $750,000 for Mr. Dingle and between $250,000 and $500,000 for Mr. Markle. In each case the payment amount will be based on the consideration received in connection with the transaction.

Stock Performance Graph

As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a comparison of stock performance of the Company with stock performance of (i) a broad equity index such as the Wilshire 5000 Index, and (ii) either a published industry index or a Company-constructed peer group index.

The graph below compares the cumulative total stockholder return on the Common Stock of the Company with the cumulative total return on the Wilshire 5000 Index and the Russell 2000-Health Care Index (assuming the investment of $100 in the Company’s Common Stock, the Wilshire 5000 Index, and the Russell 2000-Health Care Index on December 31, 1997).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PLANVISTA CORP., THE WILSHIRE 5000 INDEX
AND THE RUSSELL 2000 HEALTH CARE SECTOR INDEX

DOLLARS
250
200
150
100
50
0
12/97
3/98
6/98
9/98
12/98
3/99
6/99
9/99
12/99
3/00
6/00
9/00
12/00
3/01
6/01
9/01
12/01
3/02
6/02
9/02
12/02
PLANVISTA CORP.
WILSHIRE 5000
RUSSELL 2000 HEALTH CARE SECTOR

* $100 Invested on 12/31/97 in stock or index-
including reinvestment of dividends.
Fiscal year ending December 31.

Cumulative Total Return

	12/95	3/98	6/98	9/98	12/98	3/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02
PlanVista Corporation	100	126	84	52	57	35	35	39	19	24	12	28	49	41	44	23	26	34	19	6	9

Wilshire 5000	100	113	115	102	123	128	138	129	153	158	151	152	136	119	128	108	121	122	107	89	96

Russell 2000 Health Care Sector	100	109	98	81	103	92	103	98	122	141	167	191	177	144	183	141	162	148	121	100	101

Report of the Compensation Committee

The Compensation Committee of the Board of Directors, which is composed of three (3) outside directors, acts on behalf of the Board of Directors in determining the compensation of the Company’s executive officers. In addition to making salary and bonus determinations, the Compensation Committee is authorized to grant stock options, stock appreciation rights, and restricted stock to the Company’s executive officers under the Company’s equity compensation plans.

Compensation Objectives

The philosophy underlying the Company’s compensation programs is to align executive officer compensation with increases in stockholder value. A key objective is to ensure that a major portion of each executive officer’s compensation is linked to significant improvements in the Company’s overall performance. Another key objective is to make it possible for the Company to attract, retain, and reward executives who will lead the Company in achieving or exceeding corporate performance goals.

Executive Compensation Programs

The Company’s executive officer compensation programs include three principal elements: base salary, cash bonus, and incentive equity awards. The Company’s objective is to emphasize bonuses and incentive equity awards rather than base salary. In making compensation determinations, the Company reviews the historical compensation levels of each executive officer, evaluates the executive officer’s past performance, and assesses the expected future contributions of the executive officer. The Company also considers generally available information regarding compensation prevailing in the industry, but does not utilize any particular indices.

The Company’s incentive equity compensation includes stock options, stock appreciation rights, and restricted stock awards. These equity incentives are instrumental in promoting the alignment of long-term interests between the Company’s executive officers and stockholders; an executive officer realizes gains only if he or she remains with the Company for a specified length of time, and (in the case of stock options and stock appreciation rights) only if the stock price increases over the fair market value at the date of grant. In determining the amount of such incentive equity grants, the Company evaluates the job level of the executive officer, responsibilities to be assumed by the executive officer, responsibilities of the executive officer in prior years, and the aggregate amount of all awards made to executive officers in prior years. The Company’s incentive equity program has emphasized stock option grants, rather than awards of restricted stock or stock appreciation rights. The Company generally provides stock options through initial option grants at the date of hire and periodic additional grants. It has been the Company’s practice to fix the exercise price of stock options, which generally become exercisable in equal annual installments over a period of years beginning on the date of grant, at 100% of the fair market value on the grant date.

The Company also maintains incentive plans under which each executive officer, including the Chief Executive Officer, may be paid a cash bonus for each fiscal year. The bonuses are dependent primarily on the Company’s financial performance and achievement of strategic corporate objectives established by the Company at the start of each fiscal year. Financial performance objectives include targets for earnings.

2002 Executive Compensation

During 2002, the Compensation Committee awarded stock options for 966,237 shares of Common Stock to a total of 28 employees, including each of the Company’s current executive officers. No shares of restricted stock or stock appreciation rights were granted in 2002.

2002 Chief Executive Officer Compensation

The compensation of Phillip S. Dingle, the Company’s Chief Executive Officer, is determined generally in accordance with the factors described above applicable to all executive officers. In March 2003, the Compensation Committee awarded Mr. Dingle an option to purchase 700,000 shares of Common Stock under the PlanVista Corporation 2003 Stock Option Plan, subject to stockholder approval of the Plan at the 2003 Annual Meeting of Stockholders. This option grant reflects Mr. Dingle’s senior position with the Company, his contributions to the

Company during 2002, and the contributions he is expected to make during 2003. In March 2003, the Compensation Committee also awarded Mr. Dingle an option to purchase 367,500 shares of Common Stock under the PlanVista Corporation 2003 Stock Option Plan, subject to stockholder approval. The Committee awarded this option in connection with Mr. Dingle’s agreement to receive reduced cash compensation for 2003.

COMPENSATION COMMITTEE:

Harold S. Blue

Michael S. Falk

James K. Murray III

Compensation Committee Interlocks and Insider Participation

Since March 12, 2003, the Compensation Committee of the Board of Directors has been composed of three (3) directors: Harold S. Blue, Michael S. Falk, and James K. Murray III. Neither Mr. Blue nor Mr. Falk has ever been an officer or employee of the Company or its subsidiaries. Mr. Murray was Executive Vice President and Chief Financial Officer of the Company from October 1995 until December 1997. Mr. Falk is the Chairman and principal member of Commonwealth Holdings, which provides advisory services to the Company. Mr. Blue is a member, director, and President of Commonwealth Holdings. Between April 15, 2002 and March 10, 2003, the Compensation Committee was composed of John D. Race, William L. Bennett, Christopher J. Garcia            , and Martin L. Garcia, none of whom is or was an officer or employee of the Company or its subsidiaries, except for Mr. Bennett, who was employed as Chairman of the Board of the Company from December 1994 until December 1997. The Company has issued subordinated promissory notes in favor of Mr. Bennett and Mr. Race, each in the amount of $250,000. See “Certain Relationships and Related Transactions” for more information about the subordinated promissory notes and the Commonwealth Holdings advisory agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Michael S. Falk, who is a Class B Director of the Company, is currently the Chairman and principal member of Commonwealth Holdings. Harold Blue, who is also a Class B Director of the Company, is a member, a director, and President of Commonwealth Holdings. Commonwealth Holdings is an affiliate of PVC Funding Partners, which owns 96% of the Company’s outstanding Series C Stock. See “Change of Control.”

Prior to the closing of PVC Funding Partners’ acquisition of the Series C Stock, the Company entered into a letter agreement dated March 5, 2003 with Commonwealth Holdings, pursuant to which Commonwealth Holdings agreed to act as the Company’s non-exclusive financial advisor to provide certain financial advisory services and other investment banking services to the Company. These services include, but are not limited to, advising and assisting the Company with potential capital and debt restructuring activities, financing opportunities, and business combinations, and other financial advisory and investment banking services as may from time to time be agreed upon by Commonwealth Group and the Company. As payment for such services, the Company will pay Commonwealth Group a monthly cash fee equal to $15,000 per month for a period of twenty-four (24) months, provided that the Company may terminate the agreement after March 5, 2004. In addition to the monthly fee, the Company has agreed to reimburse Commonwealth Holdings for its services in restructuring the Company’s debt a cash fee equal to (i) 3% of the face value of any debt owned by persons other than Commonwealth Holdings and its affiliates which is repaid in cash plus 3% of the liquidation value of any equity owned by persons other than Commonwealth Holdings and it affiliates which is redeemed in cash, plus (ii) equity equal to 3% of any equity issued in connection with any conversion or exchange of any outstanding debt or equity of the Company owned by persons other than Commonwealth Holdings and its affiliates. In addition, if Commonwealth Holdings participates as an underwriter, placement agent, or finder in a public or private offering of the Company’s securities, Commonwealth Holdings will receive an additional fee to be negotiated at the time of such an offering. The Company also agreed to pay Commonwealth Holdings a cash fee equal to 1.5% of the total consideration paid in a transaction involving a merger, sale, or purchase of assets or equity securities, joint venture or other business combination that the Company enters into with Commonwealth Holdings’ assistance. Commonwealth Holdings is entitled to reimbursement of its out-of-pocket expenses incurred in connection with the services provided by it under the letter agreement, subject to certain limits.

Because an affiliate of Commonwealth Holdings had a contract with the Company’s senior lenders to purchase the Company’s Series C Stock and part of its senior debt at the time the Company entered into this letter agreement, the Company asked a committee of independent directors to review and negotiate the agreement. This committee was chaired by William L. Bennett and the committee hired independent counsel in Delaware to advise it. After extensive review and negotiation with Commonwealth Holdings, the committee recommended the final draft of the agreement to the Company’s Board of Directors. The Board of Directors unanimously adopted the letter agreement, with the proper conflicts disclosure by directors who may be considered to be interested in the transaction between our senior lenders and PVC Funding Partners. The agreement was recommended by the Board and was not conditioned upon the closing of the transaction between our senior lenders and PVC Funding Partners.

James K. Murray III is an investor member in PVC Funding Partners. Although Mr. Murray currently has a less than 3% ownership interest in PVC Funding Partners, he may not be deemed to be independent for purposes of serving on any independent special committee which may be formed for the purpose of evaluating a transaction involving the Series C Stockholders. As a passive investor member in PVC Funding Partners, Mr. Murray does not have the power to control the management of PVC Funding Partners or the voting or disposition of the Series C Stock controlled by that entity.

On April 12, 2002, the Company issued subordinated promissory notes to William L. Bennett, a director of the Company, and John D. Race, who was a director of the Company at that time. The Company issued these notes to replace notes previously issued to those directors evidencing loans of $250,000 made by each of them to the Company. The original notes would have matured on the earlier of August 31, 2001 or the date we repaid our existing bank loans pursuant to our pre-restructuring credit agreement with our senior lenders. As required by the Company’s lenders for the restructuring of the Company’s credit facility, the notes to these directors were restructured to extend the maturity date to December 1, 2004, which is beyond the maturity date of the restructured credit facility. The replacement notes otherwise contain substantially the same terms as the original notes. The notes, which are not secured, provide that the loans are subordinated to both the Company’s senior credit facility and the Series C Stock. The notes bear interest at prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid.

On June 18, 2001, the Company completed the disposition of its third party administration and managing general underwriter business units with the sale of its subsidiary, HealthPlan Services, Inc. In connection with this non-cash transaction, the buyer, HealthPlan Holdings, Inc. (“HealthPlan Holdings”), assumed approximately $40.0 million in working capital deficit of the acquired businesses and acquired assets having a fair market value of approximately $30.0 million. At the closing of this transaction, the Company issued 709,757 shares of Common Stock to offset $5.0 million of the assumed deficit. The Company offset the remaining $5.0 million of this deficit with a long-term convertible subordinated note, which automatically converted into 813,273 shares of Common Stock on April 12, 2002 in connection with the restructuring of the Company credit facilities. The note accrued interest prior to its conversion, which the Company elected to pay through the issuance of 41,552 shares of Common Stock. The Company’s agreement with HealthPlan Holdings states that if HealthPlan Holdings does not receive gross proceeds of at least $5.0 million upon the sale of the 813,273 conversion shares, then the Company must issue and distribute to it additional shares of Common Stock, based on a ten-day trading average price, to compensate HealthPlan Holdings for the difference, if any, between $5.0 million and the amount of proceeds it realizes from the sale. The Company’s agreement with HealthPlan Holdings also requires that the Company register the conversion shares upon demand. To date, HealthPlan Holdings has made no demand for registration of these conversion shares.

The Company entered into a registration rights agreement in favor of HealthPlan Holdings with respect to the 709,757 shares issued to HealthPlan Holdings at closing. This registration rights agreement required that the Company file a registration statement covering the issued shares as soon as practicable after the closing. The agreement also contained provisions requiring redemption of such shares or the issuance of certain additional penalty shares (in the event that the Company’s lenders prohibited redemption), if such registration statement did not become effective by certain specified time periods. Because the registration statement the Company filed with the Securities and Exchange Commission covering such shares was not declared effective within the required time periods, the Company issued to HealthPlan Holdings the maximum number of penalty shares specified by the registration rights agreement, which was 200,000 shares of Common Stock. As of this date, the Company still has not registered the 709,757 purchased shares. Following the sale of HealthPlan Services, the Company reimbursed HealthPlan Services approximately $4.3 million for pre-closing liabilities that HealthPlan Services settled on the Company’s behalf and issued to HealthPlan Holdings 101,969 shares of Common Stock as penalty shares relating to certain post closing disputes with respect to those pre-closing liabilities.

The Company is currently in discussions with HealthPlan Holdings to finalize any purchase price adjustments associated with the HealthPlan Services transaction. These adjustments relate primarily to the amount of accrued liabilities and trade accounts receivable reserves, and the classification of investments at the transaction date. HealthPlan Holdings believes it is due approximately $1.7 million from us related to the transaction, while the Company believes it has claims against HealthPlan Holdings amounting to approximately $4.5 million (which would be partially offset against other post-closing payments that the Company has agreed to pay, subject to certain limitations as provided in the transaction documents). In the event that the Company is unable to resolve these matters directly with HealthPlan Holdings, it will seek to resolve them through binding arbitration as provided for in the purchase agreement.

In connection with the HealthPlan Holdings transaction, the Company leased office space for its Tampa headquarters from HealthPlan Holdings. This lease expired in June 2002.

Wachovia Bank, National Association (“Wachovia”), one of the Company’s senior lenders and beneficial owner of approximately 16% of the outstanding shares of Series C Stock during 2002, provides transfer agent services to the Company. In addition, Wachovia provides insurance services to the Company through DavisBaldwin, a division of Wachovia Insurance Services, which is a wholly owned subsidiary of Wachovia. During 2002, the Company paid Wachovia approximately $90,728 for these services and as of March 31, 2003 it had an outstanding balance of approximately $2,560.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities law requires that the executive officers and directors of the Company, as well as any beneficial owners of more than 10% of the outstanding Common Stock of the Company, must file reports with the Securities and Exchange Commission and the Company reflecting how many shares of the Company’s equity securities they own and if they conducted any transactions in that stock. Specifically, Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that such reports be filed within a certain time after (i) such party becomes subject to Section 16’s reporting requirements, and (ii) any changes in such party’s beneficial ownership in the Company’s stock. Based upon review of reports submitted to the Company and written representations of persons that the Company knows to be subject to these reporting requirements, the Company believes that all reports due for 2002 were filed on a timely basis.

AUDIT COMMITTEE REPORT

(March 27, 2003)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2002 with management and with the Company’s independent auditors, PricewaterhouseCoopers LLP.

Specifically, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards Board Standard No. 61, as amended “Communication with Audit Committees.” The Audit Committee has received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on these reviews and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:*

William L. Bennett

Martin L. Garcia

James K. Murray III

* James K. Murray III became a director of the Company and a member of the Audit Committee on March 12, 2003.

PROPOSAL 2:

TO APPROVE THE PLANVISTA CORPORATION

2003 STOCK OPTION PLAN

On July 17, 2002 the Company’s Common Stockholders voted to approve the Company’s 2002 Employee Stock Option Plan (the “2002 Plan”) on the condition that the 2002 Plan not become effective unless and until the Company closed a proposed offering of its Common Stock (the “Offering”). Under the 2002 Plan as approved by the stockholders, up to 3.0 million shares of the Company’s Common Stock would be available for issuance pursuant to options to be granted under the Plan. Effective as of the fourth quarter of 2002, the Company postponed the Offering indefinitely and subsequently filed an application with the Securities and Exchange Commission to withdraw its registration statement with respect to the Offering. The Board of Directors still believes that it is in the best interests of the Company to adopt a stock option plan similar to the previously approved 2002 Plan, and thereby encourage stock ownership by the Company’s officers, directors, employees, and consultants. Accordingly, effective as of March 26, 2003, the Board of Directors adopted, subject to Common Stockholder approval, the PlanVista Corporation 2003 Stock Option Plan (the “2003 Plan”), under which up to 3.5 million shares of Common Stock will be available for issuance pursuant to options granted under the Plan. The text of the 2003 Plan is annexed as Exhibit A to this Proxy Statement. If the Common Stockholders vote to adopt the 2003 Plan, the effective date of the plan will be March 26, 2003.

Administration

The 2003 Plan is administered by the Compensation Committee. The Compensation Committee has full power to select, from among the officers, directors, employees, and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participants, and to determine the specific terms of each award, subject to the provisions of the 2003 Plan. The Committee also may delegate its duties to an appropriate officer authorized by the Board or Committee to exercise such authority within specified guidelines.

Amendment/Termination

The Board of Directors may terminate or amend the 2003 Plan at any time, except that no such action may terminate awards already granted or otherwise affect the rights of any participant under an outstanding award. Without stockholder approval, the Board may not amend the 2003 Plan to (i) to increase the total number of shares of Common Stock subject to the 2003 Plan, or (ii) change or modify the class of eligible participants. The Compensation Committee is authorized to make appropriate adjustments in connection with outstanding awards in the event of stock dividends, stock splits, recapitalizations, mergers, liquidations, or other changes in the Company’s outstanding Common Stock.

Grants

The 2003 Plan provides that options to purchase up to 3.5 million shares of the Company’s Common Stock may be granted to officers, directors, employees, and consultants whose participation the Compensation Committee determines to be in the best interests of the Company. As of March 24, 2003, the Company had 155 full-time employees. Options may be granted either as incentive stock options (which qualify for certain favorable tax consequences) or as non-qualified stock options. No options may be granted after the tenth anniversary of the effective date of the 2003 Plan. An optionee may not transfer his or her options other than by will or by the laws of descent and distribution.

Subject to the provisions of the 2003 Plan, the Compensation Committee establishes the terms of each option, including the number of shares issuable upon exercise, the exercise price, the term, any conditions on exercise and the consequences of any termination of employment or service. In the case of an option intended to be an incentive stock option, the term of the option may not exceed ten years from the grant date and the option price may not be less than 100% of the fair market value per share of the Common Stock on the grant date. Each option is payable in full upon exercise, and any payment may be made in cash. At the discretion of the Compensation Committee, a participant also may pay the exercise price by delivery to the Company of shares of Common Stock

(valued at their fair market value at the time of exercise), or by a combination of cash and stock, or a loan approved by the Compensation Committee as set forth in the proposed plan. The closing price of the last reported sales transaction of the Common Stock on March 24, 2003 was $1.01.

On March 26, the Compensation Committee approved the following option awards under the terms of the 2003 Plan: (i) 700,000 shares to Phillip S. Dingle, the Company’s Chairman and Chief Executive Officer; (ii) 700,000 shares to Jeffrey L. Markle, the Company’s President and Chief Executive Officer; (iii) 150,000 shares to Donald W. Schmeling, the Company’s Chief Financial Officer; and (iv) 2,103,500 shares to the Company’s executive officers as a group. On that date, the Compensation Committee also approved the following awards to each executive officer, in connection with the officer’s agreement to receive reduced cash compensation for 2003: (i) 367,500 shares to Phillip S. Dingle; (ii) 129,000 shares to Jeffrey L. Markle; and (iii) 57,000 shares to Donald W. Schmeling. The Compensation Committee also approved an award of up to 1,047,808 options to purchase share to officers and employees who are not executive officers of the Company, 197,073 of which were issued to three Company officers in exchange for each officer’s agreement to received reduced cash compensation for 2003.

All of the Compensation Committee’s awards under the 2003 Plan are subject to stockholder approval of the Plan at the 2003 Annual Meeting. The grant date of these options will be the date of stockholder approval of the 2003 Plan, and the exercise price will be the closing price of the Company’s Common Stock on that date. Except for the options granted in connection with a reduction 2003 cash compensation, 15% of each option vests immediately, and an additional 15% becomes vested on each successive anniversary of the grant date, until 60% of the option is vested on the third anniversary of the grant date. The remaining 40% of each option vests upon the Company’s achievement of specified financial targets. The options granted in connection with agreements to reduced compensation vest as to one-third on the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date.

Federal Income Tax Consequences

The grant of a stock option under the 2003 Plan generally will not result in taxable income for the recipient of the grant or in a deductible compensation expense for the Company at the time of the grant. A participant will have no taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercise of a non-qualified stock option, a participant will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company generally will be entitled to a corresponding deduction. The treatment of a participant’s disposition of shares of Common Stock acquired upon the exercise of an option depends on the length of time the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a non-qualified stock option. Generally, there will be no consequences for the Company in connection with the disposition of shares acquired upon exercise of an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option, if such disposition occurs before the applicable holding period has been satisfied.

Vote Required for Approval

An affirmative vote by a majority of the outstanding shares of Common Stock present at the meeting of stockholders, whether in person or by proxy, is needed for the adoption of this proposal.

The Board of Directors has unanimously approved and recommended that the Company’s stockholders vote FOR approval of the PlanVista Corporation 2003 Stock Option Plan, which is designated as Proposal 2 on the enclosed Proxy Card.

FORM 10-K/ANNUAL REPORT

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, PLANVISTA CORPORATION, 4010 BOY SCOUT BOULEVARD, SUITE 200, TAMPA, FLORIDA 33607.

STOCKHOLDER LIST

As required by Delaware law, a list of Company stockholders entitled to vote at the Annual Meeting will be open to examination beginning on May 9, 2003 at the offices of the Company at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP, independent certified public accountants, was engaged to audit the consolidated financial statements of the Company and its subsidiaries for the 2002 fiscal year. The Company has not yet engaged an independent certified public accountant to audit its consolidated financial statements for the 2003 fiscal year. In March 2003, the Company’s Board of Directors reconstituted its Audit Committee. The reconstituted Audit Committee is currently considering the appointment of the Company’s 2003 auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The PricewaterhouseCoopers LLP representative also will be afforded an opportunity to make a statement at the meeting if such representative desires to do so.

The following list details the aggregate fees billed by PricewaterhouseCoopers LLP for professional services during 2002:

Audit Fees:	$190,000
Financial Information Systems Design and Implementation Fees:	$0
All Other Fees:	$356,142	(1)

(1)	Indicates the amount billed for tax fees and services rendered in connection with the Company’s Registration Statement on Form S-1 filed in connection with a proposed public offering (the “Offering”). Effective as of the fourth quarter of 2002, the Company postponed the Offering indefinitely and subsequently filed an application with the Securities and Exchange Commission to withdraw its registration statement with respect to the Offering. The Audit Committee of the Board of Directors has determined that the provision of these non-audit professional services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

The Company’s management knows of no business that may come before the Annual Meeting except that indicated above. However, if any other business is brought before the Annual Meeting, including the election of any person to the Board of Directors where a nominee named in this Proxy Statement is unable to serve for good cause or will not serve, any matter with respect to which the Company has not received notice as of March 18, 2003, and matters incident to the conduct of the meeting, then the persons acting under the enclosed form of proxy will be authorized to vote thereunder in accordance with their best judgment.

PROPOSALS FOR THE 2004 MEETING

The deadline for including a stockholder proposal in the Company’s proxy statement and the form of proxy for the 2004 Annual Meeting, anticipated to be held in May 2004, is December 15, 2003. Any proposals intended to be presented at the 2004 Annual Meeting must be received by the Company at its principal executive offices on or before that date. If any stockholder wishes to submit a proposal, such stockholder must, at the time the proposal is submitted, be the record or beneficial owner of at least 1%, or $2,000 in market value, of securities entitled to be voted on the proposal at the meeting, and must have held such securities for at least one year. Such stockholder must continue to own such shares through the 2004 Annual Meeting date.

For any stockholder proposal that is not submitted for inclusion in the 2004 Proxy Statement, but is instead sought to be presented directly at the 2004 Annual Meeting, management will be able to vote proxies in its discretion if the Company, subject to applicable law: (i) does not receive notice of the proposal prior to the close of business on March 1, 2004; or (ii) receives notice of the proposal before the close of business on March 1, 2004, and advises stockholders in the 2004 Proxy Statement about the nature of the matter and how management intends to vote on such matter.

Stockholder proposals should be sent by certified mail, return receipt requested, to the attention of the Corporate Secretary at the Company’s principal executive offices at 4010 Boy Scout Boulevard, Suite 200, Tampa, Florida 33607.

By Order of the Board of Directors,

/s/ PHILLIP S. DINGLE Phillip S. Dingle Chairman and Chief Executive Officer

EXHIBIT A

PLANVISTA CORPORATION 2003 STOCK OPTION PLAN

1. Purpose. The purpose of this PlanVista Corporation 2003 Stock Option Plan (this “Plan”) is to advance the interests of PlanVista Corporation, a Delaware corporation (the “Company”), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent officers, directors, employees, and consultants upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

2. Definitions. As used herein, the following terms shall have the meaning indicated:

(a) “Authorized Amount” shall have the meaning set forth in Section 3.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean an Optionee’s willful misconduct, gross negligence, or willful and material breach of the terms of this or her employment or services for the Company or a Subsidiary.

(d) “Change in Control” shall mean:

(i) except for any changes in voting control which result from the transfer of ownership of the Series C Stock or from the conversion of the Series C Stock into shares of Common Stock, any of the following transactions or occurrences: (A) unless subsequently rescinded or unconsummated, approval by the stockholders of the Company of a reorganization, merger, consolidation, or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation, or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation, or other transaction; (B) a liquidation or dissolution of the Company; or (C) the sale of all or substantially all of the assets of the Company;

(ii) the cessation for any reason of individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”), to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the acquisition (other than from the Company) by any person, entity, or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of more than 50% of either the then-outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”), excluding, for this purpose, any acquisitions (A) by the Company or any Subsidiary, (B) resulting from the transfer of ownership of the Series C Stock or from the conversion of the Series C Stock into shares of Common Stock, (C) any person, entity, or “group” that as of the Effective Date beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a Controlling Interest, or (D) any employee benefit plan of the Company or any Subsidiary.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board pursuant to Section 13(a) hereof in its stead. or, if such committee is not appointed, the full Board.

(g) “Common Stock” shall mean the Company’s Common Stock, par value $.01 per share.

(h) “Company” shall mean PlanVista Corporation, a Delaware corporation.

(i) “Director” shall mean a member of the Board.

(j) “Effective Date” shall mean March 26, 2003, subject to shareholder approval.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of a Share on any date of reference shall mean the reported price of the closing sales transaction in the Stock on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported.

(m) “ISO” shall mean an incentive stock option as defined in Section 422 of the Code.

(n) “NQO” shall mean an Option that is not an ISO.

(o) “Officer” shall mean the Company’s Chairman of the Board, President, Chief Executive Officer, principal financial officer, principal accounting officer, and any other officer as appointed by the Board of Directors.

(p) “Option” (when capitalized) shall mean any option to acquire Common Stock granted under this Plan.

(q) “Option Agreement” means an agreement between the Company and an Optionee pursuant to which an Option is granted.

(r) “Optionee” shall mean a person to whom an Option is granted or any person who succeeds to the rights of such person pursuant to this Plan.

(s) “Outside Option” shall mean an option to acquire capital stock of the Company granted pursuant to a stock option plan of the Company or any of its “subsidiary corporations” (as defined in Section 424 of the Code) other than this Plan.

(t) “Person” shall mean any individual, corporation, partnership, association, trust, or other entity or organization, including a governmental or political subdivision or any agency or institution thereof.

(u) “Plan” shall mean this PlanVista Corporation 2003 Stock Option Plan.

(v) “Series C Stock” shall mean the Company’s Series C Convertible Preferred Stock, par value $.01 per share.

(w) “Share” shall mean a share of Common Stock.

(x) “Subsidiary” shall mean any Person more than 50% of the total combined voting power of whose equity securities is directly or indirectly owned by the Company.

3. Shares Available for Option Grants. Subject to Section 10(a)(i), the Committee may grant to Optionees from time to time Options to purchase an aggregate of up to 3,500,000 (three million, five hundred thousand) authorized and unissued Shares (the “Authorized Amount”). If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

4. Incentive and Non-Qualified Options.

(a) An Option granted hereunder shall be either an ISO or a NQO as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an ISO or NQO. ISOs may not be granted to any person who is not an employee of the Company or a Subsidiary.

(b) To the extent required by law, options initially exercisable by an Optionee during a given calendar year which would otherwise qualify as ISOs hereunder will not be treated as ISOs to the extent that the Fair Market Value (determined as of the grant date) of the Shares for which such Options are exercisable, together with the Fair Market Value of all shares of capital stock for which any Outside Options are initially exercisable by such Optionee during such calendar year, exceeds $100,000.

5. Conditions for Grant of Options.

(a) Each Option shall be evidenced by an Option Agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law, and that the terms of the Agreement contain all necessary requirements to ensure that the option grants hereunder do not violate the requirements of Rule 16b-3 promulgated under the Exchange Act. An Optionee shall be: (i) a regular employee of the Company or its Subsidiaries, including any Director or Officer who is a regular employee; (ii) a Director of the Company; or (iii) a consultant or other party that provides services to the Company.

(b) In granting Options, the Committee shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee also shall have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. In granting Options under the Plan, the Committee may from time to time prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (1) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time; provided, that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

(c) An Option granted to an employee under this Plan shall be in addition to regular salary, pension, life insurance or other benefits related to his or her employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

(d) Notwithstanding any other provision of this Plan, to the extent required by law, an ISO shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any of its “subsidiary corporations” (as defined in Section 424 of the Code) as at the date of grant), unless (i) the exercise price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and (ii) such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

6. Exercise Price. The exercise price per Share of any Option shall be any price determined by the Committee, but shall not be less than the par value per Share; provided, that in no event shall the exercise price per Share of any ISO be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

7. Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of any amount that is necessary for the Company or a Subsidiary to withhold in accordance with applicable Federal or state tax withholding requirements. The consideration to be paid for the Shares to be issued upon exercise of an Option, as well as the method of payment of the exercise price and of any withholding and employment taxes applicable thereto, shall be determined by the Committee and may, in the discretion of the Committee, consist of: (1) cash, (2) certified or official bank check, (3) money order, (4) Shares that have been held by the Optionee for at least six (6) months (or such other Shares as the Company determines will not cause the Company to recognize for financial accounting purposes a charge for compensation expense), (5) the withholding of Shares issuable upon exercise of the Option, (6) pursuant to a “cashless exercise” procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines as the Board or the Committee shall require to effect an exercise of the Option and deliver to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the exercise price and any applicable income or employment taxes, or (7) such other consideration as the Committee deems appropriate, or by a combination of the above. In the case of an ISO, the permissible methods of payment shall be specified at the time the Option is granted. The Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered or withheld shall be their Fair Market Value on the date the Option is exercised. Except as may be prohibited by applicable law in connection with loans to executive officers and directors of the Company, the Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with an Optionee’s promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate not less than the prime rate of the Company’s principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option, or to have any of the rights associated with holding such Shares, unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

8. Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals, and upon such terms as the Committee shall provide in the applicable Option Agreement, except as otherwise provided in this Section 8.

(a)	The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date of grant of the Option.

(b)	The Committee may in its sole discretion, subject to applicable law: (i) accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option; (ii) provide for such acceleration at any time, including after the date that it grants the Option; and/or (iii) provide for such acceleration pursuant to the terms of the applicable Option Agreement. The Committee’s discretion with respect to acceleration shall include but not be limited to the discretion to provide for acceleration upon a Change of Control of the Company.

9. Termination of Option Period.

(a) Unless otherwise provided in any Option agreement, the unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i) three (3) months after the date on which the Optionee’s employment or service arrangement is terminated other than by reason of (A) termination for Cause, (B) a mental or physical disability (within the meaning of Section 22(e) of the Code) of the Optionee as determined by a medical doctor satisfactory to the Committee, or (C) death of the Optionee, if the Optionee is an individual;

(ii) immediately upon the termination of the Optionee’s employment or service arrangement for Cause;

(iii) twelve (12) months after the date on which the Optionee’s employment or service arrangement is terminated by reason of a mental or physical disability (within the meaning of Section 22(e) of the Code) as determined by a medical doctor satisfactory to the Committee;

(iv) if the Optionee is an individual and his or her employment or service arrangement terminates by reason of the death of the Optionee, then twelve (12) months after the date of such termination;

(v) if the Optionee is an individual and he or she dies during the one-year period specified in Subsection 9(a)(iii) hereof, then twelve months after the date of termination of the Optionee’s employment or service arrangement; or

(vi) if the Optionee is an individual and he or she dies during the three-month period specified in Subsection 9(a)(i) hereof, then twelve months after the date of termination of the Optionee’s employment or service arrangement.

(b) To the extent not previously exercised: (i) each Option shall terminate immediately in the event of any transaction of the type described in clauses (i) or (iii) of the definition of “Change in Control” in Section 2, unless the Company, its successor, or a parent or subsidiary of such successor entity, assumes the Option or substitutes an equivalent option or right pursuant to Section 10(c) hereof; and (ii) the Committee in its sole discretion may by written notice (a “Cancellation Notice”) cancel, effective upon the consummation of any corporate transaction described in Subsection 9(b)(i) hereof in which the Company does survive, any Option that remains unexercised on such date. The Committee shall give written notice of any proposed transaction referred to in this Section 9(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that Optionees may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Options that then are exercisable (including any Options that may become exercisable upon the closing date of such transaction). An Optionee may condition his or her exercise of any Option upon the consummation of a transaction referred to in this Section 9(b).

10. Adjustment of Shares.

(a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization, stock split, stock combination, or exchange of Shares, then and in such event:

(i) appropriate adjustment shall be made to the Authorized Amount and the class of securities reserved in connection therewith, so that, subsequent to such transaction, the Authorized Amount shall be equal to such number and class of securities as would be distributed in connection with such transaction to the holder of a number of Shares equal to the Authorized Amount immediately prior to such transaction.

(ii) the Board or the Committee may, in its discretion, adjust the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that, subsequent to such transaction: (A) the number of Shares subject to such Option shall be equal to such number of Shares as would be distributed in connection with such transaction to the holder an of equivalent number of Shares immediately prior to such transaction; and (B) the aggregate exercise price of the Shares subject to such Option shall not be affected by such transaction.

(b) Unless otherwise provided in any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the exercise price or the number of Shares subject to the Options, or both, when, in the Committee’s sole discretion, such adjustments become appropriate so as to preserve but not increase benefits under the Plan.

(c) In the event of a proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, where the securities of the successor entity, or its parent company, are issued to the Company’s stockholders, then the successor entity or a parent of the successor entity may, with the consent of the Committee, assume each outstanding Option or substitute an equivalent option or right. If the successor entity, or its parent, does not cause such an assumption or substitution to occur, or the Committee does not consent to such an assumption or substitution, then each Option shall terminate pursuant to Section 9(b) hereof upon the consummation of such transaction.

(d) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made to, the number of or exercise price for Shares then subject to outstanding Options granted under the Plan.

(e) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

11. Transferability of Options and Shares. No ISO, and unless the prior written consent of the Committee is obtained (which consent may be withheld for any reason) and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Exchange Act, no NQO, shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Optionee by will or the laws of descent and distribution, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Optionee’s lifetime only by the Optionee, or in the case of a NQO that has been assigned or transferred with the prior written consent of the Committee, only by the permitted assignee.

12. Issuance of Shares.

(a) Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable federal and state laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

(b) As a condition to any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings as the Committee may deem necessary or advisable to facilitate compliance with any applicable law or regulation, including, but not limited to, the following:

(i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that the Shares to be issued pursuant to such Option are being acquired by the Optionee for investment and not with a view to, or for sale in connection with, the distribution of any such Shares;

(ii) a representation, warranty and/or agreement to be bound by any legends endorsed upon the certificate(s) for such Shares that are, in the opinion of the Committee, necessary or appropriate to facilitate compliance with the provisions of any corporation or securities laws deemed by the Committee to be applicable to the issuance and transfer of such Shares; and

(iii) an agreement that, upon the Company’s request in contemplation of an underwritten offering of the Company’s securities, the Optionee shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Optionee will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, the Shares granted pursuant to an Option without the Company’s prior written consent.

13. Administration of the Plan.

(a) The Plan shall be administered by the Committee, which shall consist of the Compensation Committee or such other committee as may be appointed by the Board, provided that it be composed of three or more Directors. If the Committee is not the full Board, the Committee shall take such other measures, including providing appropriate terms in the Option Agreements, to ensure that grants under the Plan comply at all times with the then-applicable requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it.

(b) The Board or the Committee may grant Options pursuant to this Plan to any persons to whom Options may be granted under Section 5(a) hereof.

(c) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The Committee’s determinations and its interpretation and construction of any provision of the Plan or any Option shall be final and conclusive. The Committee shall have the authority to delegate any of its functions or duties, provided that the Committee provides the person or persons to whom such functions or duties are delegated with specific parameters for the performance of such functions or duties.

(d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of a majority of the members of the Committee.

14. Withholding or Deduction for Taxes. If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to any Optionee, any law or regulation of any governmental authority having jurisdiction shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the issuance or delivery then to be made, such issuance or delivery shall be deferred until such withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.

15. Interpretation.

(a) As it is the intent of the Company that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, or its successor, any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with such Rule, such provision shall be deemed null and void to the extent required to permit the Plan to comply with such Rule. The Committee may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

(b) The Plan and any Option agreements entered into pursuant to the Plan shall be administered and interpreted so that all ISOs granted under the Plan will qualify as ISOs under Section 422 of the Code. If any provision of the Plan or any such Option Agreement should be held invalid for the granting of ISOs or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan and the Option Agreement shall be construed and enforced as if such provision had never been included in the Plan or the Option Agreement.

(c) This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(d) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

(e) Any reference to the masculine, feminine or neuter gender shall be a reference to such other genders as is appropriate.

16. Amendment and Discontinuation of the Plan. The Board of Directors or the Committee may from time to time amend, suspend, or terminate the Plan or any Option; provided, however, that, any amendment to the Plan shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any Federal or state law or regulation (including, without limitation, Rule 16b-3 under the Exchange Act or Section 162(m) of the Code) or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. Except to the extent provided in Sections 9 and 10 hereof, no amendment, suspension or termination of the Plan or any Option issued hereunder shall substantially impair the rights or benefits of any Optionee pursuant to any Option previously granted without the consent of such Optionee.

17. Effective Date and Termination Date. Options may be granted under the Plan commencing on the Effective Date. The expiration date of the Plan, on and after which no Options may be granted, shall be the tenth anniversary of the Effective Date; provided, that the administration of the Plan shall continue in effect until all matters relating to Options previously granted have been settled.

PLANVISTA CORPORATION

Annual Meeting of Stockholders

Marriott Westshore

1001 N. Westshore Boulevard

Tampa, Florida 33607

May 22, 2003

9:00 A.M.

Ú  FOLD AND DETACH HERE  Ú

PLANVISTA CORPORATION

This Proxy is solicited on behalf of the Board of Directors of PlanVista Corporation (the “Company”)

and all matters to be voted upon are proposed by the Company.

The undersigned hereby constitutes and appoints Phillip S. Dingle and Jeffrey L. Markle, or either of them (each a “Designee”), attorneys, agents, and proxies with power of substitution to vote all of the shares of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Marriott Westshore, 1001 N. Westshore Boulevard, Tampa, Florida 33607, on May 22, 2003 at 9:00 a.m. local time, and any adjournment thereof. This Proxy when properly executed will be voted as directed, or if no direction is indicated, will be voted “FOR” all of the nominees set forth below for election as directors. In their discretion the Designees are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement is unable to serve for good cause or will not serve, any matter with respect to which the Company has not received notice as of March 18, 2003, and matters incident to the conduct of the meeting. Only holders of Common Stock of the Company may vote for the nominees set forth below.

Please mark your votes as indicated in this example.    [X]

Proposal 1:    Election of Directors (Class A)

☐ FOR all nominees listed below (except as otherwise marked below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION:    To withhold authority to vote for any individual nominee, strike a line through the nominee’s name below.

William L. Bennett; Phillip S. Dingle; Sheldon E. Misher; James K. Murray III

Proposal 2:    Approval of PlanVista Corporation 2003 Stock Option Plan

☐    FOR                                ☐    AGAINST                                 ☐    ABSTAIN

(SEE REVERSE SIDE)

Ú  FOLD AND DETACH HERE  Ú

The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 16, 2003 and ratifies all actions that the proxies or either of them or their substitutes may lawfully take or cause to be taken by virtue hereof and revokes all former proxies.

Dated:                                                                      , 2003

Signature:

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney or for an estate, trust, or corporation, please give full title. Please return the signed card in the enclosed envelope.